Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800

Press Release

MICREL REPORTS 2011 THIRD

QUARTER FINANCIAL RESULTS

•	Third quarter revenues of $64.2 million declined 6.2% on a sequential basis
•	Third quarter GAAP net income of $9.2 million, or $0.15 per diluted share compared to $0.17 in the prior quarter and $0.24 per diluted share in the third quarter of 2010

San Jose, CA, Oct. 27, 2011 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the third quarter ended September 30, 2011.

Third quarter revenues of $64.2 million decreased by $4.3 million, or 6.2% compared to revenues of $68.5 million in the second quarter of 2011.  Revenues for the same period last year were lower by $16.4 million, or 20.3%.  The sequential and year over year decrease in revenues was due to lower overall demand from customers in most geographies and end markets.

Third quarter 2011 GAAP net income was $9.2 million, or $0.15 per diluted share, compared to second quarter 2011 GAAP net income of $10.7 million, or $0.17 per diluted share, and GAAP net income of $14.9 million, or $0.24 per diluted share in the same period in 2010.  Third quarter 2011 non-GAAP net income was $10.2 million, or $0.16 per diluted share, compared to second quarter 2011 non-GAAP net income of $11.6 million, or $0.18 per diluted share, and non-GAAP net income of $15.7 million, or $0.25 per diluted share in the same period in 2010.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

“The moderation in orders that we began to see toward the end of our second quarter continued throughout our third quarter across all end markets.  As a result, revenues of $64.2 million fell below our expectations,” commented Ray Zinn, president and CEO of Micrel.  “Gross margin declined in the quarter to 55.5% primarily due to a mix shift to lower margin consumer products and lower factory capacity utilization. Earnings per diluted share of $0.15 were within our estimated range for the quarter reflecting our continuous commitment to controlling costs.  Our third quarter book-to-bill ratio was below one.  We continue to generate a significant amount of cash, with our cash, cash equivalents and short term investments growing to $143 million, or $2.30 per share at the end of the third quarter.  Cash flow from operations for the quarter was $19.1 million.  To the benefit of our shareholders, we repurchased approximately 539,000 shares for a total of $5.3 million; year to date we have repurchased approximately 1.1 million shares for a total of $12.5 million and, as mentioned last quarter, our quarterly dividend was raised to $0.04 per share.”

Outlook
Zinn continued, “The slowdown that we experienced in the third quarter is reflective of the overall weakness in the world economy, particularly in the U.S. and China, which has worsened the demand for semiconductors.  We believe that inventory levels for the industry are now reaching their normal levels, taking into consideration shorter lead times and overall weak demand, and that orders in general will strengthen through the fourth quarter. We expect that lead times will remain compressed until inventories are depleted in the semiconductor channel, which we believe will occur early next year. Order rates are expected to return to a more normal pattern during the latter part of the fourth quarter and therefore we do not expect to see growth in the semiconductor industry before the first quarter of 2012. For the next three months, visibility for the industry and our Company remains low due to the lack of bookings and the continued slowness in the world markets.  Based on current estimates, the Company projects revenues for the fourth quarter will be down in the range of 5% to 10% on a sequential basis.  Gross profit margin is expected to be approximately 52% to 53%.  In addition, the Company estimates that fourth quarter GAAP net income will be approximately $0.06 to $0.10 per diluted share.”

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.04 per share of common stock.  The payment of this dividend will be made on November 23, 2011, to shareholders of record as of November 9, 2011.

Conference Call

The Company will host a conference call at 4:30 p.m. eastern time (1:30 p.m. Pacific time), on October 27, 2011.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the third quarter 2011 financial results, discuss current business conditions, and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing (866) 551-1530 and entering the participant code 23743535 followed by the # key. For international callers, please dial (212) 401-6700 and enter the participant code 23743535 followed by the # key.   A live webcast will also be available at the ‘Investors’ section of Micrel’s website at: www.micrel.com.  An audio replay of the conference call will be available through November 3, 2011, by dialing (866) 551-4520 or (212) 401-6750 and entering the participant code 276556 followed by the # key.  The webcast replay will also be available on the Company’s website.

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the equity markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, proxy contest expenses, restructuring and impairment charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high-performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com

-Financial Tables to Follow-

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2011	2010	2011	2011	2010
Net revenues	$64,244	$80,626	$68,510	$200,248	$221,729
Cost of revenues*	28,567	33,937	28,585	86,797	95,132
Gross profit	35,677	46,689	39,925	113,451	126,597
Operating expenses:
Research and development*	12,637	11,681	12,231	37,389	34,594
Selling, general and administrative*	10,985	12,770	11,672	34,748	35,738
Total operating expenses	23,622	24,451	23,903	72,137	70,332
Income from operations	12,055	22,238	16,022	41,314	56,265
Other income (expense):
Interest income	186	146	177	553	416
Interest expense	-	(49)	(2)	(18)	(191)
Other income	66	40	36	141	115
Total other income	252	137	211	676	340
Income before income taxes	12,307	22,375	16,233	41,990	56,605
Provision for income taxes	3,095	7,455	5,512	12,992	19,618
Net income	$9,212	$14,920	$10,721	$28,998	$36,987

Net income per share:
Basic	$0.15	$0.24	$0.17	$0.47	$0.59
Diluted	$0.15	$0.24	$0.17	$0.46	$0.59

Shares used in computing per share amounts:
Basic	62,043	61,936	62,167	62,017	62,236
Diluted	62,465	62,311	63,027	62,850	62,633

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$246	$197	$284	$772	$589
Research and development	615	453	525	1,666	1,309
Selling, general and administrative	629	550	503	1,737	1,539

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2011	2010	2011	2011	2010

GAAP Net income	$9,212	$14,920	$10,721	$28,998	$36,987
Adjustments to GAAP net income:
Stock-based compensation included in:
Cost of revenues	246	197	284	772	589
Research and development	615	453	525	1,666	1,309
Selling, general and administrative	629	550	503	1,737	1,539
Tax effect of adjustments to GAAP income	(512)	(381)	(449)	(1,504)	(1,109)
Total Adjustments to GAAP net income	978	819	863	2,671	2,328
Non-GAAP income**	$10,190	$15,739	$11,584	$31,669	$39,315

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	62,043	61,936	62,167	62,017	62,236
Diluted*	62,788	62,641	63,296	63,144	63,003

GAAP income per share - Basic	$0.15	$0.24	$0.17	$0.47	$0.59
Total Adjustments to GAAP net income	$0.01	$0.01	$0.02	$0.04	$0.04
Non-GAAP income per share - Basic	$0.16	$0.25	$0.19	$0.51	$0.63

GAAP income per share - Diluted	$0.15	$0.24	$0.17	$0.46	$0.59
Total Adjustments to GAAP net income	$0.01	$0.01	$0.01	$0.04	$0.03
Non-GAAP income per share - Diluted*	$0.16	$0.25	$0.18	$0.50	$0.62

* Non-GAAP shares have been adjusted from diluted outstanding shares calculated under ASC 718.

** Non-GAAP results are reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, proxy contest expenses, equipment impairment, restructuring charges or credits, other income related to litigation settlements and their related tax-effects.
Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

Micrel Reports 2011 Third Quarter Financial Results
October 27, 2011

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$143,002	$109,235
Accounts receivable, net	29,411	34,131
Inventories	37,743	36,709
Income taxes receivable	827	6,547
Deferred income taxes	25,053	25,022
Other current assets	2,046	2,718
Total current assets	238,082	214,362

LONG-TERM INVESTMENTS	9,097	12,166
PROPERTY, PLANT AND EQUIPMENT, NET	61,853	64,517
INTANGIBLE ASSETS, NET	64	255
DEFERRED INCOME TAXES	8,214	9,740
OTHER ASSETS	1,429	1,413
TOTAL	$318,739	$302,453

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,329	$19,672
Deferred income on shipments to distributors	36,414	38,646
Current portion of Long-term debt	---	2,857
Other current liabilities	10,626	11,973
Total current liabilities	63,369	73,148

LONG-TERM DEBT	---	---
LONG-TERM TAXES PAYABLE	5,821	5,664

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	249,549	223,641
TOTAL	$318,739	$302,453